Exhibit 10.2

March 3, 2004

Mr. L. Dick Buell

Dear Dick:

This letter sets forth all of the terms of our offer to you for employment. I am pleased to offer you the position on our executive team for Catalina Marketing Corporation (“Catalina”) as the Chief Executive Officer. You will be based at our corporate headquarters in St. Petersburg, Florida. Your duties and responsibilities will include the general supervision, direction and control of the business and implementation of the employer’s business plan, subject to the control of the Board of Directors and to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board. You will have such general powers, duties and authority usually vested in the office of the Chief Executive Officer of a corporation and shall have such other powers, duties and authority consistent with the foregoing as may be prescribed by the Board of Directors. I will nominate you for membership on the Catalina Board of Directors with the expectation that you would serve on the Board as long as you are Chief Executive Officer of Catalina.

We expect that you will start employment on Wednesday, March 17, 2004. You will initially receive a base salary of $21,153.85 per pay period, payable bi-weekly. Your base salary as in effect from time to time will not be decreased. Performance will be reviewed annually and may influence future compensation. There will be an interim review of your initial performance and base salary level in December 2004.

In addition to the base salary set forth above, you will be eligible to participate in an annual bonus program provided for senior management of Catalina. This eligibility will commence with fiscal year 2005 starting on April 1, 2004. Payout of any earned bonus would take place within 60 days of the conclusion of the annual fiscal period. Your initial target bonus level is 100% of your annual base compensation. The amount of money available for payout against this bonus target is earned on the basis of company performance against established business objectives. Your actual award may be adjusted based on your individual performance in providing leadership to obtain those objectives as determined by the Board of Directors. Under this current management bonus program, actual awards can vary from zero to 150% of your target bonus level. The business objectives beginning with fiscal year 2006 shall be established in writing before the start of the fiscal year, and in consultation with the Chief Executive Officer.

We will also recommend, subject to final Board of Directors’ approval, that the Board of Directors grant you a Stock Option to purchase 225,000 shares of common stock at the then stated fair market value determined at a meeting of the Compensation Committee after the FY03 audit has been concluded and the financials have been published. The option will vest over 4 years at 25% per year, with the vesting schedule beginning on March 17, 2004. I am also pleased to inform you that you will be eligible for consideration for allocations of additional equity which could be in the form of stock options or stock units or some combination of the two and that the review for award consideration is usually made once a year following the annual meeting of shareholders.

You will be eligible for relocation reimbursement within the first 12 months of employment. Reimbursement will only be made for actual incurred expenses that are eligible within our relocation guidelines and within the stated time period. Taxable relocation expenses will be grossed up. Such expenses could include (if needed by you) assistance with home sale costs, home purchase costs, transportation of household goods and 2 cars, and a house-hunting trip for your family up to a maximum of actual incurred costs of $50,000. In addition, we will reimburse you for actual reasonable incurred costs for temporary living during the first 6 months of employment for short-term housing and food expenses. All temporary living and relocation costs are reimbursable to Catalina by you should you voluntarily leave employment with Catalina within 18 months after the initial date of your employment.

You will participate in Catalina’s health insurance benefits effective May 1, 2004. Catalina will reimburse you for actual health insurance premium expenses to maintain your current insurance for you and your wife from your initial start date through May 1, 2004. May 1, 2004 is also the effective date for participation in the other welfare benefits such as Life Insurance, LTD, STD, as well as for starting employee contributions to our 401k. Company match to the 401k begins the first quarter after one year of employment. The Human Resources Department will review your benefits program with you and answer any questions. In addition, you will be entitled to receive twenty (20) days vacation per year. Vacation will accrue at a rate of 6.15 hours per pay period. You will remain at this level of vacation benefit until the normal company policy would provide a higher benefit. Normal company carryover policy limitations will apply.

Catalina will reimburse you for actual incurred financial planning and/or tax preparation expenses up to $5,000 annually. Catalina will reimburse you one time for actual estate planning advice expenses up to $15,000. We will also reimburse you for actual costs, not reimbursed by health insurance, for annual physical examinations at a clinic of your choosing in the United States, up to a maximum of $4,000 annually. Other benefits such as life insurance will be provided in the same manner and under the same conditions as they are provided to other employees from time to time. The current value of life insurance provided to you will be $500,000. Any imputed taxable income is your responsibility. Additional life insurance may be purchased at your expense. In addition, Catalina will reimburse you for the reasonable cost of one country club membership (includes initiation fee and monthly dues and expenses) in a club which allows use in support of Catalina’s business.

Should you be terminated by the Board of Directors of Catalina without cause prior to April 6, 2006 Catalina will provide you 18 months of base salary compensation, either in a lump sum payment or by salary continuation, at the discretion of Catalina, upon execution of a release satisfactory to Catalina against all claims against Catalina, its officers, and Board of Directors. To be eligible to receive and retain this compensation, you will also have to fulfill all obligations in your Confidentiality Agreement, including the Covenant Not to Compete and Agreement Not to Disparage the Company. Should you be terminated by the Board of Directors of Catalina “for cause” at any time, no separation benefits will be provided. The definition of “for cause” includes but is not exclusively limited to conviction of a felony or plea of guilty or no contest to a felony, actions against the company that disparage, harm, or injure the company in a material way, violation of the employee Confidentiality Agreement, material violations of stated company policy, becoming mentally or physically incapable of performing the duties of the position, or failure to adequately perform the duties of your position, not cured within 30 days after written notification. Termination “for cause” also includes engaging in any conduct that constitutes fraud or, gross negligence or gross misconduct that results in material harm to Catalina. In addition, we are providing you with a separate Change of Control agreement, a form of the agreement is attached hereto. This Change of Control agreement terminates April 6, 2006 and defines the separation benefits that apply under Change of Control.

As a condition of employment, you are required to execute a Confidentiality Agreement; a form of the agreement is attached hereto. This Confidentiality Agreement covers a wide range of topics that include your affirmation that there are no terms for your length of employment and that you have no conflicts with regards to former employers in fulfilling the responsibilities of this position. You also will commit to protect confidential information forever and not to engage in activities competitive with the scope of Catalina’s current operations or logical future operations during your tenure. You also agree not to solicit Catalina employees for alternate employment or business arrangements within two years of leaving the company. You also agree not to compete directly or indirectly with Catalina for two years after leaving the company.

You will devote your full time and efforts during working hours to the performance of the duties of Chief Executive Officer and will render your services solely and exclusively to Catalina, using your best efforts to advance the interests of the business. Participation on the board of directors of a “for profit” business requires approval by the Nominating and Corporate Governance Committee of the Board of Directors. Our policy limits participation to one board. However, your current participation on two such boards will be given consideration by that Committee.

Your co-signature on this offer letter and your execution of the Change of Control Agreement and the Confidentiality Agreement are required for employment. On your first day of work, you will need to furnish identification to verify your right to work in the United States.

Catalina is a drug free workplace. All employees are required to submit to a urinalysis at a laboratory chosen by Catalina within two business days after accepting an offer of employment. A Chain of Custody form and instructions on the drug testing procedures will be provided to you by the Human Resources Department under separate mailing. This offer of employment is contingent upon our receiving a negative drug test result and by your co-signature on this offer letter you release Catalina and any of its subsidiaries from any liability which may result from the drug test process.

Please fax a signed copy of all three documents to Ed Buck, Senior Vice President of Human Resources for Catalina Marketing at fax number [xxxx]. An original should also be forwarded to Ed’s attention at 200 Carillon Parkway, St Petersburg, Florida 33716. Please call Ed (phone number is [xxxx]) before sending the fax.

This offer is valid for five business days from the receipt of this letter.

Dick, on behalf of Catalina Marketing Corporation, the Board of Directors, and the executive team, we look forward to you joining Catalina and to a return of the growth characteristics that have generated value for our shareholders in the past.

Sincerely,	ACCEPTANCE:

/s/ L. Dick Buell
L. Dick Buell

Frederick W. Beinecke Chairman of the Board, Catalina Marketing		3-12-04
Date

Cc:	Mike O’Brien, Interim CEO
Ed Buck, SVP, Human Resources